Exhibit 12.1

         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                        (Including Interest on Deposits)


The Corporation's ratios of earnings to fixed charges (including interest on deposits) for the six months ended June 30, 1997 and for the five years ended December 31, 1996 were as follows:


                                    Six
                                   Months
                                   Ended
                                  June 30,                 Years Ended December 31,
                                  --------   -----------------------------------------------------
(Dollars in thousands)              1997       1996       1995       1994       1993        1992
                                  --------   --------   --------   --------   --------    --------
Net income                        $ 14,139   $ 25,390   $ 22,373   $ 16,041   $  7,961    $  2,171

Extraordinary items, net of              0
tax                                      0          0          0          0          0

Cumulative effect of changes
in accounting principles, net            0
of tax                                   0          0          0        138     (3,500)

Income tax expense                   6,773     11,981      8,217      5,734      5,235         163
                                  --------   --------   --------   --------   --------    --------

Pretax earnings                   $ 20,912   $ 37,371   $ 30,590   $ 21,637   $ 16,696    $  2,334
                                  ========   ========   ========   ========   ========    ========

Fixed charges:
Portion of rental expense
which approximates the
interest factor                   $    322   $    579   $    340   $    320   $    280    $    280

Interest on borrowed funds           9,637     10,522     14,891     11,808      6,728       2,852
                                  --------   --------   --------   --------   --------    --------

Interest on deposits                37,245     70,618     53,089     37,791     37,942      55,723
                                  --------   --------   --------   --------   --------    --------

Amortization of debt expense            24         47         47         12          0           0

Total fixed charges               $ 47,228   $ 81,766   $ 68,367   $ 49,931   $ 44,950    $ 58,855
                                  ========   ========   ========   ========   ========    ========

Earnings for ratio calculations   $ 68,140   $119,137   $ 98,957   $ 71,568   $ 61,646    $ 61,189
                                  ========   ========   ========   ========   ========    ========

Ratio of earnings for fixed
charges                              1.44x      1.46x      1.45x      1.43x      1.37x       1.04x
                                  ========   ========   ========   ========   ========    ========
